Exhibit 99.2

CONTACT:

Sears Public Relations and Communications

(847) 286-8371

Sears Holdings Announces Pricing of Senior Secured Notes Offering

HOFFMAN ESTATES, ILL., Sept. 30 – Sears Holdings Corporation (“the Company”) (NASDAQ: SHLD) announced today that it has agreed to sell in a private placement $1 billion of 6 5/8% senior secured notes due 2018 (the “Notes”). Concurrent with the closing of the sale of the Notes described above, the Company will sell $250 million aggregate principal amount of Notes to the Company’s domestic pension plan in a private placement. The Notes will be guaranteed by certain subsidiaries of the Company. The offering of the Notes is expected to close on October 12, 2010. The Company plans to use the net proceeds of the offering to repay borrowings outstanding under our senior secured revolving credit facility on the settlement date and to use the remainder of the net proceeds to fund working capital requirements of our retail businesses, capital expenditures and for general corporate purposes, including common share repurchases and pension funding obligations.

The offering of the Notes will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and all applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements, as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations and are based upon data available to us at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, statements regarding the Company’s expectations to close on the sale of the notes and how the Company will use the proceeds of the offering. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are detailed in reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. Forward-looking statements made in this press release speak as of the date hereof. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.